EXHIBIT 99.1

FOR RELEASE November 7, 2013

SOURCE: Uni-Pixel, Inc.

UniPixel Reports Third Quarter 2013 Results

UniPixel and Kodak Install and Commission First Two Printing Lines at the Eastman Business Park Rochester Facility

THE WOODLANDS, Texas — November 7, 2013 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics, and lighting and display markets, reported results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•
Installed and commissioned two printing lines at the Kodak Rochester facility, a state-of-the-art manufacturing and testing facility within the Eastman Business Park in Rochester, New York. Along with the existing printing line at UniPixel’s Texas facility, this brings the total number of operational printing lines to three, with each capable of producing 1 million units or square feet per month in a roll-to-roll process.

•
Rebranded the company’s UniBoss touch sensor film as InTouch Sensors™. UniPixel and its development and manufacturing partner have additionally cobranded the new name as “InTouch Sensors™ Powered by Kodak,” which reflects the synergistic contributions each company brings to this new touch-screen sensor solution.

•	Installed and commissioned two plating lines that were delivered to UniPixel’s Texas facility during the quarter, bringing the total plating lines commissioned at its Texas facility to three.

•	Received four new plating lines modified with UniBoss technology at Kodak Rochester facility, which are planned for installation and commissioning during the current quarter.

•
Expanded UniPixel’s IP portfolio with a new patent issued, as well as submitting three new patent applications. The company's IP portfolio currently totals three issued patents and 95 patent applications submitted. Enhancing the IP portfolio remains a priority for creating strategic value and establishing barriers to entry, and there are currently more than 30 patent applications the company is preparing to submit.

Q3 2013 Financial Summary
In the third quarter of 2013, the company did not generate revenues as it focused on advancing the manufacturing build-out and market introduction of its InTouch Sensors. In the first nine months of 2013, revenue totaled $5.1 million, as compared to $74,124 in the same year-ago period. The increase for the first nine months of 2013 was primarily due to a $5.0 million payment received by the company’s PC OEM licensee.

Selling, general and administrative (SG&A) expenses in the third quarter of 2013 totaled $2.5 million, as compared to $0.8 million in same year-ago quarter. SG&A expenses in the first nine months of 2013 totaled $6.8 million, as compared to $2.6 million in the same year-ago period. The increase of SG&A in both periods was primarily due to an increase in salaries and benefits, partially driven by an increase in restricted stock expense, the number of employees, and stock compensation expense, as well as an increase in legal expenses and depreciation and amortization expenses, with an increase of employee performance bonus expense occurring in the first nine months of 2013.

Research and development expenses in the third quarter of 2013 totaled $2.8 million as compared to $1.2 million in the same year-ago quarter. Research and development expenses in the first nine months of 2013 totaled $7.3 million, as compared to $3.5 million in the same year-ago period. The increase in both periods was primarily due to increased salaries and benefits, as well as lab expense related to prototype development of products based on the company’s performance engineered films.

Net loss was $5.3 million or $(0.44) per share in the third quarter of 2013, as compared to a net loss of $2.0 million or $(0.24) per share in the same year-ago quarter. Net loss was $9.0 million or $(0.80) per share in the first nine months of 2013, as compared to a net loss of $6.1 million or $(0.80) per share in the same year-ago period.

Cash and cash equivalents totaled $46.6 million at September 30, 2013, as compared to $13.0 million at December 31, 2012.

Management Commentary
“In Q3, we made significant progress towards the worldwide market introduction of our InTouch Sensors,” said Reed Killion, president and CEO of UniPixel. “During the quarter we continued to focus our efforts on the production level process qualification and data collection to achieve ISO 9000 and 14000 certifications. The progress we have made has been monitored and supported by our Preferred Price and Capacity Licensees.   We’ve recently installed semi-automated testers to augment testing until we have automatic roll-to-roll electronic testers up and running at the Kodak Rochester facility and our Texas facility.

“We continued to ramp equipment capacity with the delivery of four plating to the Kodak Rochester facility during the third quarter, which are now being installed and commissioned for our high-volume roll-to-roll manufacturing process. We expect these plating lines to be qualified in the current quarter. Our goal in terms of equipment capacity is to reach machine capacity of 1.3 million in the first quarter of 2014. Throughout the rest of 2014, we’re still planning to build out equipment capacity lines to support increasing anticipated demand, with this accomplished by adding plating lines at the Rochester site which is capable of supporting 15 plating lines. We will also focus on increasing throughput via continuous process improvement.

“In collaboration with Kodak, we are also exploring the potential of two additional manufacturing locations in South Korea and China. Due to the relatively small manufacturing infrastructure footprint and tremendous amount of value our process can produce, we have received multiple inquiries from companies regarding Far East partnerships, licenses and joint ventures.

“The multi-million dollar milestone payment UniPixel received under its preferred price and capacity license agreement has helped fund the build-out of InTouch Sensor production lines and allowed us to leverage our PC OEM’s world-class resources around supply chain management, operations, engineering and production core competencies.

“Our first InTouch Sensors order from our PC OEM partner announced this morning marks another major milestone in the successful global market introduction of our InTouch sensor technology.

“We currently have more than 20 active customer engagements, from smartphones to all-in-ones on the consumer electronics front that include OEMs, display and panel manufacturers, ODMs and touch panel module converters. Based on interest and meetings with partners and potential customers, as well as receiving our first purchase order, we continue to expect the start of production revenue in the current quarter and ramping production revenue throughout 2014.”

Conference Call
UniPixel President and CEO Reed Killion and CFO Jeff Tomz will host a conference call later today to discuss the third quarter and outlook for 2013, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Thursday, November 7, 2013
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=106434

To participate in the conference call via telephone, dial 1-480-629-9808 and provide the conference name or conference ID 4645835. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 7, 2013, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 4645835.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with line widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™, InTouch Sensors™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2012. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$46,631,201	$13,000,372
Prepaid expenses	—	160,320

Total current assets	46,631,201	13,160,692

Property and equipment, net of accumulated depreciation of $3,760,789 and $2,531,917, at September 30, 2013 and December 31, 2012, respectively	13,572,134	1,536,658
Restricted cash	17,439	17,439

Total assets	$60,220,774	$14,714,789

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,228,077	$348,683
Bonus accrual	273,675	—
Deferred revenue	5,000,000	—

Total current liabilities	6,501,752	348,683

Total liabilities	6,501,752	348,683

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,189,570 shares issued and outstanding at September 30, 2013 and 9,854,268 shares issued and outstanding at December 31, 2012	12,190	9,854
Additional paid-in capital	134,066,617	85,669,802
Accumulated deficit	(80,359,785)	(71,313,550)

Total shareholders’ equity	53,719,022	14,366,106

Total liabilities and shareholders’ equity	$60,220,774	$14,714,789

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$—	$—	$5,070,165	$74,124

Cost of revenues	—	—	3,421	25,479

Gross margin	—	—	5,066,744	48,645

Selling, general and administrative expenses	2,478,717	829,628	6,831,561	2,647,501
Research and development	2,826,532	1,216,464	7,294,723	3,533,805

Operating loss	(5,305,249)	(2,046,092)	(9,059,540)	(6,132,661)

Other income
Interest income, net	6,834	2,448	13,305	5,274

Net loss	$(5,298,415)	$(2,043,644)	$(9,046,235)	$(6,127,387)

Per share information
Net loss - basic	$(0.44)	$(0.24)	$(0.80)	$(0.80)
Net loss - diluted	(0.44)	(0.24)	(0.80)	(0.80)

Weighted average number of basic common shares outstanding	12,090,337	8,596,928	11,271,118	7,630,720
Weighted average number of diluted common shares outstanding	12,090,337	8,596,928	11,271,118	7,630,720